UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  November 30, 2018

AEI INCOME & GROWTH FUND 25 LLC
 (Exact name of registrant as specified in its charter)

State of Delaware	000-50609	75-3074973
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 East 7th Street, Suite 1300, St. Paul, Minnesota, 55101
 (Address of Principal Executive Offices)

(651) 227-7333
 (Registrant's telephone number, including area code)

___________________________________________________________
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
     (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
     (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

On November 30, 2018, the Company purchased a Tractor Supply Company store in Canton, Mississippi for $3,330,000 from BT Canton Associates, LLC, an unrelated third party.  The property is leased to Tractor Supply Company under a lease agreement with a remaining primary term of 9.5 years. The lease may be renewed by the tenant for up to four consecutive terms of five years each.  The annual rent is $220,000. The rent is scheduled to increase 10% on June 1, 2023 and 10% every five years thereafter.  The lease is a net lease under which the tenant is responsible for real estate taxes, insurance, maintenance, repairs and operating expenses of the property.  The only exceptions are the Company is responsible for its liability insurance premiums and repairs to the structural components of the building, roof and parking lot.

The Company purchased the property with cash received from the sale of property.  The center was constructed in 2013 and is a 19,021 square foot building situated on approximately 2.9 acres of land.  The freestanding retail store is located at 176 Feather Lane, Canton, Mississippi.

Tractor Supply Company ("TSC"), headquartered near Nashville, is the largest rural lifestyle retail store chain in the United States with over 1,700 stores in 49 states.  TSC stores are primarily located in towns outlying major metropolitan markets and in rural communities.  TSC's stores are focused on supplying the lifestyle needs of recreational farmers and ranchers and others who enjoy the rural lifestyle, as well as tradesmen and small businesses.  For the fiscal year ended December 30, 2017, TSC reported a net worth of $1.4 billion, net sales of $7.3 billion and net income of $423 million.  TSC is a public company whose stock is traded on the NASDAQ Global Select Market under the symbol TSCO and files reports with the SEC that are available on-line at www.sec.gov and on its corporate website at www.tractorsupply.com.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired – Because the property is leased to a single tenant on a long-term basis under a net lease that transfers substantially all of the operating costs to the tenant, we believe that financial information about the tenant is more relevant than financial statements of the property.  Financial information of the tenant is presented in the last paragraph of Item 2.01.

(b) Pro forma financial information – A limited number of pro forma adjustments are required to illustrate the effects of the above transaction on the Company's balance sheet and income statement.  The following narrative description is furnished in lieu of the pro forma statements:

Assuming the Company had acquired the property on January 1, 2017, the Company's Real Estate Held for Investment would have increased by $3,330,000 and its Current Assets (cash) would have decreased by $3,330,000.

For the year ended December 31, 2017, Income from Operations would have increased $100,919 representing an increase in rental income of $220,000 and an increase in depreciation and amortization expense of $119,081.  For the nine months ended September 30, 2018, Income from Operations would have increased $75,689, representing an increase in rental income of $165,000 and an increase in depreciation and amortization expense of $89,311.

The net effect of these pro forma adjustments would have caused Net Income to increase from $1,618,411 to $1,719,330 and from $515,017 to $590,706, which would have resulted in Net Income of $41.21 and $14.34 per LLC Unit outstanding for the year ended December 31, 2017 and the nine months ended September 30, 2018, respectively.

(c) Shell company transactions – Not Applicable.

(d) Exhibits – Not required.  The property acquired represents less than 15% of the total assets of the Company as of November 30, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEI Income & Growth Fund 25 LLC

	By:	AEI Fund Management XXI, Inc.
	Its:	Managing Member

Date: December 6, 2018	By:	/s/ PATRICK W KEENE
Patrick W. Keene
Chief Financial Officer